Exhibit 99.1

— Infinity Pharmaceuticals Announces Transition of Samuel Agresta, M.D., from Chief Medical Officer to Board of Directors —

CAMBRIDGE, Mass., August 22, 2019 /PRNewswire/ — Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that Samuel Agresta, M.D., will transition from his role as Chief Medical Officer to Infinity’s Board of Directors and Research and Development Committee.

“I joined Infinity due to the incredible potential of IPI-549 and remain convinced of this potential due to our Phase 1 clinical and translational data, both as a monotherapy and in combination with Opdivo®,” said Dr. Agresta. “These data have enabled the advancement of IPI-549 into a comprehensive Phase 2 program with world class partners which includes a randomized global study in bladder cancer. It has been incredibly rewarding to work with the Infinity team in advancing IPI-549 through its clinical development, though I am now transitioning out of my CMO role to fulfill a career-long commitment to patients with soft tissue and bone sarcoma. My medical training and practice at Moffitt Cancer Center was dedicated to treating these patients, and I am now pursuing an opportunity at a private company focused on improving treatment options for sarcoma patients. I remain deeply committed to Infinity and the success of IPI-549 and will continue to be closely involved in the IPI-549 clinical program as a member of the Board of Directors and the Research and Development Committee.”

Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals, commented, “I would like to thank Sam for his significant contributions and ongoing commitment to the development of IPI-549. Sam has been instrumental in moving IPI-549 into several important Phase 2 trials including MARIO-275, our randomized, global study in bladder cancer patients as well as front-line trials in triple combination treatment regimens. We support Sam and wish him well in fulfilling his dream to advance treatment options for sarcoma patients and are delighted to have his continued active engagement with Infinity as a member of our Board of Directors and the Research and Development Committee. We look forward to his continued expertise and guidance in clinical development, along with his unwavering passion for improving treatments for cancer patients.”

About Infinity and IPI-549

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-1 is an ongoing Phase 1/1b study evaluating IPI-549 as a monotherapy and in combination with Opdivo (nivolumab) in approximately 225 patients with advanced solid tumors including patients refractory to anti-PD-1 therapy. Infinity has initiated MARIO-275, a global, randomized, combination study of IPI-549 combined with Opdivo in I/O naïve urothelial cancer patients. MARIO-3 is the first IPI-549 combination study in front-line advanced cancer patients and is evaluating IPI-549 in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin in front-line RCC. MARIO-3 will be initiated in Q3. With the addition of MARIO-275 and MARIO-3 to the ongoing MARIO-1 study, Infinity will be evaluating IPI-549 in the anti-PD-1 refractory, I/O-naïve and front-line settings. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with other cancer therapies; clinical trial plans and progress; and the company’s ability to execute on its strategic plans. Management’s expectations and such forward-looking statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations, including the risks described under the caption “Risk Factors” included in Infinity’s annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Stephanie Ascher, Stern Investor Relations

212-362-1200, Stephanie.Ascher@sternir.com